Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

FOURTH QUARTER and FULL YEAR 2020 EARNINGS

Earnings per share growth of 10% and pre-tax, pre-provision income growth of 34% year over year despite unprecedented economic environment

Strong mortgage and commercial loan production, solid wealth management income, low cost of funds and controlled expenses key contributors to strong earnings

Asset quality remains stable as borrowers recover from the impact of COVID-19

OAKLAND, MARYLAND—February 19, 2021: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced earnings results for the full year and three-month periods ended December 31, 2020 and 2019.

Fourth Quarter 2020 Highlights:

•	Consolidated net income increased 72% to $5.0 million compared to $2.9 million for the fourth quarter of 2019
•	Basic and diluted net income per common share were both $.72 compared to $.41 for the fourth quarter of 2019, a 76% increase year over year
•	Pre-tax, pre-provision earnings increased 61% for the fourth quarter of 2020 compared to the fourth quarter of 2019
•	Mortgage loan production, primarily in loans sold to the secondary market, totaled $42.8 million for the quarter, leading to strong net gains of $0.9 million
•	Fee income of $8.5 million driven by strong wealth management revenue as assets under management increased to $1.4 billion at December 31, 2020 due to expansion of existing customer relationships, addition of new client relationships and favorable market returns
•	Asset quality remained strong, with low delinquency and most modified loans returning to full principal and interest payments

“Throughout 2020 we focused on working with our local businesses and consumer borrowers to provide payment relief, fee waivers, foreclosure suspension, and non-traditional means of providing our banking services,” commented Carissa L. Rodeheaver, Chairman, President and Chief Executive Officer.  “As we executed successfully against our financial and operating strategies, we were able to close $145.0 million of mortgage loans due to robust real estate activity in our markets, while deposit activity soared as businesses and consumers conservatively built cash balances.  This had the added benefit of enabling us to cultivate and grow new relationships.  Our wealth management professionals continued to provide expert advice and counsel to their clients through turbulent markets and a disrupted economy.  Additionally, we provided financial support to our local non-profits and charity organizations who were also impacted by the 2020 health crisis.  The year culminated in 10% year-over-year growth in earnings per share and a 3.35% dividend yield for our shareholders.  These efforts, amidst a global pandemic, social unrest, and a volatile economic environment, demonstrate our passion and commitment to our customers, communities and shareholders. I am very proud of our associates as they have demonstrated flexibility and adaptability during these challenging times.”

Financial Highlights for the Comparable Periods of 2020 and 2019:

•	Net income increased 9% to $14.3 million in 2020 as compared to $13.1 million in 2019; pre-tax, pre-provision income increased 34% to $23.8 million as compared to $17.9 million in 2019

•	Net interest income increased $2.2 million for the year ended December 31, 2020, when compared with the same period of 2019. Highlights include:

o	Increased fee income driven by Paycheck Protection Program (“PPP”) loan origination fees
o	Margin compression in the context of a 1.0% rate on PPP loans, reduction in Federal Funds rate of 150 basis points early in 2020 resulting in lower yields on new loans and repricing of existing loans to lower rates, and increased cash levels
o	Growth of non-interest bearing and low-cost core deposits

•	The ratio of the allowance for loan losses (“ALL”) to loans outstanding was 1.41% at December 31, 2020 and 1.19% at December 31, 2019. The ALL to loans outstanding, excluding PPP loan balances of $114.0 million, was 1.55% at December 31, 2020.

o	Total provision expense was $5.4 million and $1.3 million for the years ended December 31, 2020 and 2019, respectively

o	Conservatively increased provision expense during 2020 due to economic uncertainty related to the pandemic

o	Increased net charge offs related to a single commercial participation loan that moved from non-accrual to other real estate owned (“OREO”)

•	Other operating income, including gains, increased during 2020 when compared to 2019.

○	Net gains increased $2.5 million, consisting of $0.5 million in gains on sales of investment securities and $2.1 million in gains on the sale of mortgages to the secondary market, offset by $0.1 million in losses on disposal of fixed assets
○	Robust wealth management activity led to an increase of $0.4 million in fees due to expansion of existing client relationships, cultivation of new client relationships and favorable market returns
○	Debit card income increased $0.2 million due to continued marketing promotions and increased usage of electronic payment methods
○	Reduced service charge income, primarily non-sufficient funds (“NSF”) income as a result of reduced spending, business closures and stimulus packages related to the COVID-19 pandemic

•	Other operating expenses decreased $2.0 million when comparing 2020 and 2019 due to keen focus on expense control.

o	Salaries and benefits decreased $3.6 million when compared to 2019 due to reductions in:
▪	salary expense related to the voluntary employee separation program implemented in the fourth quarter of 2019
▪	life and health insurance costs of $0.7 million
▪	salary expense as a result of a $2.5 million offset from deferred PPP loan origination costs

o	Equipment, occupancy and technology expenses remained stable when compared to 2019, due to upgraded technology equipment and electronic services and successful negotiation of our core processor contract
o	OREO expenses decreased in 2020 when compared with 2019, due primarily to valuation allowance write-downs in 2019 from updated real estate appraisals
o	Other miscellaneous expenses increased $2.6 million when compared with 2019. Legal, professional, and investor relations costs increased $2.1 million and $1.0 million, respectively, as a result of the 2020 proxy contest and related litigation, offset by decreases in other miscellaneous expenses such as travel and lodging, business related meals, printed and office supplies, mileage reimbursements, schools and seminars, contract labor and in house training

Response to COVID-19

Early in 2020, we established a set of COVID-19 protocols, focused on protecting the health, safety, and financial well-being of our associates and customers. We sustained frequent ongoing communication with associates and customers, enhanced the use of electronic and digital banking services and upheld consistently high standards for fraud and internal controls all while delivering our full array of financial services to our customers. In addition, we made significant efforts to relieve pandemic related financial pressures for customers:

o	Waived certificate of deposit early withdrawal penalties and NSF overdraft fees
o	Temporarily waived positive pay/Treasury Management fees for new customer signup, aiding in fraud prevention efforts
o	Modified and deferred loans for eligible consumer and commercial loan customers experiencing hardships; total of 558 modifications for 2020 totaling $230.3 million; 35 active loan modifications totaling approximately $18.0 million, or 1.7% of the loan portfolio remaining as of February 12, 2021

o	Suspended repossession and foreclosure activity
o	Communicated frequently with associates and borrowers, keeping them apprised of changing regulations regarding PPP loan application processes and forgiveness procedures
o	Processed approximately 1,174 PPP loan applications totaling $148.9 million
o	Processed approximately 348, or $34.5 million, in PPP loan forgiveness requests
o	Adjusted community office lobby access based upon COVID-19 related spikes within each of our market areas.
o	Provided remote work and flexible work hours for 90% of associates to protect their health and allow for care of children or other family members
o	Weekly Be Informed! virtual calls and COVID-19 update email for our First United team
o	Paid Financial First Responder bonuses to associates

Balance Sheet Overview

Total assets at December 31, 2020 increased by $292.0 million to $1.7 billion from December 31, 2019. During 2020, cash and interest-bearing deposits in other banks increased by $99.5 million, the investment portfolio increased by $69.9 million and gross loans increased by $117.4 million, offset by the increase in unearned fees of $1.0 million and the increase to the ALL of $4.0 million. The increase in cash was due to continued deposit growth, consisting of both core deposit growth and deposits related to the PPP loans, cash flow from calls on the investment portfolio, commercial loan payoffs as well as continued refinances of balances in our mortgage portfolio. The increase in the securities portfolio resulted from a strategic decision to purchase approximately $70.0 million of new investments in December 2020 as an alternative to holding low yielding cash balances. These investments will provide additional earnings in 2021. OREO balances increased due to the movement of one large commercial participation loan from non-accrual loans to OREO after the foreclosure sale of the property early in the fourth quarter of 2020. This addition was partially offset by the sale of properties during the fourth quarter of 2020. Accrued interest receivable and other assets increased $4.2 million during 2020. This increase was primarily driven by an increase of $2.5 million of a prepaid expense associated with the negotiation of our core processor contract for a five-year term.

Total liabilities increased by $286.3 million when compared with liabilities at December 31, 2019. This increase was primarily attributable to the strong deposit growth of $280.3 million, inclusive of the remaining deposit balances related to the PPP loans at December 31, 2020. Deposit growth of $182.9 million, excluding the PPP deposits, during the year of 2020 was due to increased relationship balances as we continued to grow core relationships and customers favored insured products given the volatile economic environment. Our Treasury Management overnight investment sweep remained constant. Accrued interest payable and other liabilities increased $5.8 million. This increase was primarily related to $2.1 million of assets in 2019 in reserve for taxes moving to a liability in 2020. Total shareholders’ equity increased by $5.8 million during 2020, primarily due to the increase in earnings attributable to year-to-date net income, partially offset by common stock dividends of $2.7 million and the decline in surplus of $2.7 million related to stock repurchases during the first quarter of 2020 and the increase of $2.7 million in accumulated other comprehensive loss.

Outstanding loans increased to $1.2 billion at December 31, 2020, compared to $1.1 billion at December 31, 2019. The $117.4 million of growth was primarily attributable to the participation in the Small Business Administration (“SBA”) PPP loan program and core commercial loan growth partially offset by a decline in our mortgage loan portfolio. Commercial real estate (“CRE”) loans increased by $33.7 million due to expansion of several new customer relationships as well as an increase in small business loans. Acquisition and development (“A&D”) loans declined by $1.0 million as amortization and payoffs offset new production. Commercial and industrial (“C&I”) loans increased by $144.4 million, including $114.0 million of PPP loans which remained on the balance sheet at December 31, 2020. The growth in the commercial portfolios was offset by a decline in residential mortgage loans of $59.3 million, as refinancing activity continued during the fourth quarter. Given the current low interest rate environment, customers prefer longer-term fixed-rate loans. Management has elected to utilize the secondary market rather than hold mortgage loans in the portfolio at the longer-term fixed rates. The consumer loan portfolio declined slightly by $0.4 million during 2020.

Commercial loan production for 2020 was approximately $190.1 million, exclusive of PPP loan originations.  Commercial construction funding continues to ramp up as projects are entering their larger draw periods, which should result in increased outstanding balances in 2021.  At 2020 year-end, unfunded, committed commercial construction loans equaled $41.0 million.  Commercial amortization and payoffs were approximately $85.2 million through December 31, 2020, including approximately $34.5 million of PPP loan forgiveness.  Consumer mortgage loan production continued at a record pace, with the production of approximately $144.6 million for 2020.  The production and pipeline mix of in-house, portfolio loans and investor loans remained robust at December 31, 2020, with those loans totaling $24.6 million, consisting of $12.0 million in portfolio loans and $12.6 million in investor loans.

Total deposits at December 31, 2020 increased by $280.3 million when compared with deposits at December 31, 2019. During 2020, non-interest-bearing deposits increased by $125.8 million. This growth was driven by our retail and commercial account growth as well as deposits from PPP loans. Traditional savings accounts increased by $37.1 million, as we continued to see significant growth in our Prime Saver product. Total demand deposits increased by $42.0 million and total money market accounts increased by $101.1 million, due primarily to growth in our variable rate Value Money Market account. Time deposits less than $100,000 decreased by $7.5 million and time deposits greater than $100,000 decreased by $18.2 million. The decline in time deposits greater than $100,000 was due to a local municipality utilizing a maturing certificate of deposit for cash needs during this unprecedented economic environment as well as our repayment of the full outstanding balance of $10.0 million in a brokered CD that matured in May 2020.

The book value of the Corporation’s common stock was $18.83 per share at December 31, 2020, compared to $17.71 per share at December 31, 2019. At December 31, 2020, there were 6,992,911 of basic outstanding shares and 6,997,981 of diluted outstanding shares of the Corporation’s common stock. In March 2020, the Corporation repurchased 145,291 shares of the Corporation’s common stock at an average price of $18.96 per share pursuant to a previously approved stock repurchase program.

During 2020, the COVID-19 pandemic resulted in significant deterioration in general economic conditions and caused a deterioration in the environment in which the Corporation operates. This uncertainty resulted in significant decreases in the market prices for stocks of institutions in the financial services industry, including the Corporation, through the first nine months of 2020. During the fourth quarter of 2020, stock prices began to rebound and other economic factors began to improve, as stimulus packages were distributed and the COVID-19 vaccine began to be administered to first responders and health care workers. Due to these events, we evaluated our recorded goodwill each quarter, including at December 31, 2020 and concluded there was no goodwill impairment.

Income Statement Overview

Consolidated net income was $14.3 million for the year ended December 31, 2020 compared to $13.1 million for the year ended December 31, 2019. Basic and diluted net income per share for the year of 2020 were $2.04 and $2.03, respectively, compared to basic and diluted net income per share of $1.85 for the same period of 2019, a 10.3% increase. The increase in earnings was primarily due to an increase in net interest income of $2.2 million, an increase in other operating income, including gains, of $1.8 million, a decrease in other operating expenses of $2.0 million partially offset by an increase in the provision for loan losses of $4.1 million. The increase in provision expense for 2020 was driven by an increase in the qualitative factors reflecting the uncertainty of the economic environment related to the COVID-19 pandemic and its impact on our borrowers. Of the $5.4 million net provision expense for the year, $5.9 million was related to COVID-19 qualitative factor adjustments and $0.8 million was related to loan growth and the change in loan mix. Provision expense was partially offset by the release of a specific allocation of $1.3 million based on a new appraisal, as a non-accrual loan moved to the OREO portfolio. Other operating income, including net gains, increased $1.8 million for the year ended December 31, 2020 when compared to the year ended December 31, 2019. This increase was due primarily to gains on the sale of mortgages to the secondary market as well as gains on sales of investment securities. Trust and brokerage income were strong despite market volatility early in 2020. These increases were partially offset by reduced service charge income, primarily NSF income, due to reduced consumer and business overdraft activity. Bank owned life insurance (“BOLI”) income decreased due to the receipt of death claim benefits in 2019. The net interest margin, on a fully-taxable equivalent (“FTE”) basis, declined for the year ended December 31, 2020 to 3.34% compared to 3.68% for the same period of 2019.

Consolidated net income was $5.0 million for the fourth quarter of 2020 compared to $2.9 million for the fourth quarter of 2019. Basic and diluted net income per common share for the fourth quarter of 2020 were both $0.72, compared to basic and diluted net income per common share of $0.41 for the fourth quarter of 2019. Net interest income increased slightly by $0.2 million when comparing the fourth quarter of 2020 to the fourth quarter of 2019. The increase in net interest income was due to a $0.8 million decrease in interest expense, partially offset by a $0.6 million decrease in interest income, when comparing the fourth quarters of 2020 and 2019. Other operating income for the fourth quarter of 2020 increased by approximately $0.4 million when compared with the same period of 2019. Service charge income remained relatively stable during the fourth quarter of 2020 when compared with the fourth quarter of 2019. Trust and brokerage income increased $0.3 million due to increased production and market values on assets under management. Net gains increased $0.7 million when comparing the fourth quarter of 2020 to the fourth quarter of 2019. Higher levels of gains of approximately $0.8 million on the sale of mortgage loans to the secondary market, related to the high volume of refinancing activity at historically low rates, continued during the fourth quarter of 2020. Other operating expenses decreased by $1.3 million when comparing the fourth quarter of 2020 to the fourth quarter of 2019. This decrease was driven by the decrease in salaries and benefits related to reduced headcount, reduced health insurance costs and the salary expense reduction associated with loan originations. Occupancy, equipment and technology services also declined during the fourth quarter of 2020 when compared to the fourth quarter of 2019 as we saw reduced costs associated with our core processor due to a new contract negotiated in 2020. Other miscellaneous expenses, such as contributions, office supplies, travel and lodging, schools and seminars, mileage and business-related meals, declined as a result of limitations imposed due to the pandemic and a focus on cost control and efficiencies. These decreases were offset by increases in dues and licenses, trust department expense, debit card and legal expenses. The net interest margin for the fourth quarter of 2020 and the fourth quarter of 2019, on an FTE basis, was 3.09% and 3.70%, respectively. The reduced margin was attributable to lower loan yields and increased cash levels, partially offset by lower deposit rates.

Net-Interest Income (Tax-Equivalent Basis -Non-GAAP)

Net interest income, on a non-GAAP, FTE basis, increased $2.2 million (4.7%) during the year ended December 31, 2020 when compared with the year ended December 31, 2019, driven by a $0.3 million (0.6%) increase in interest income and a $1.9 million (16.3%) decrease in interest expense. The net interest margin for the year ended December 31, 2020 was 3.34%, compared to 3.68% for the year ended December 31, 2019. The impact of average balances of PPP loans of approximately $137.0 million, offset by the $3.0 million of interest and fees related to these loans, had a negative impact on the margin of approximately 13 basis points. The margin was also negatively affected by the 2.25% drop in the Fed Funds rate since August 2019, which resulted in loan production and loans repricing at lower rates. These factors resulted in a decrease of approximately 14 basis points in average loan yield when compared with the year ended December 31, 2019.

Comparing the year ended December 31, 2020 with the year ended December 31, 2019, interest income remained stable. The increase in interest and fees on loans of $2.0 million was partially offset by the reduction in investment income of $1.0 million. While the average balance of the investment portfolio remained consistent, bonds, at higher yielding rates, were called and replaced with lower yielding investments resulting in a decrease in average yield on the investment portfolio of 44 basis points. Excess cash balances attributable to deposit growth were invested at the lower Fed Funds rate which also negatively affected interest income for the year ended December 31, 2020. Due to the uncertainties related to the COVID-19 pandemic and the volatile economic environment, higher levels of liquidity were maintained throughout 2020. The increase in interest and fees on loans was due primarily to an increase in average balances of $144.5 million, primarily driven by the PPP loans but partially offset by the declining yield. The rate earned on the loan portfolio decreased by 46 basis points as a result of the significant decline in the rate environment over the past year and the high volume of PPP loans booked at the low 1.00% interest rate as noted above.

The decrease in interest expense, despite an increase in average interest bearing liabilities of $79.7 million, was a direct result of a reduction in the cost of deposits of 21 basis points, a 24 basis point decrease in our short-term borrowings and a 34 basis point decrease in long-term borrowings, primarily driven by maturity of an interest rate swap. In addition, during the fourth quarter of 2020, management restructured three long-term FHLB advances that resulted in a reduced weighted rate on the $70.0 million portfolio of 80 basis points. A portion of this interest expense savings was captured in the fourth quarter of 2020 with the full impact expected in 2021. We proactively monitored the rate environment and reduced rates on our deposit portfolio throughout 2020. The average balance on our interest-bearing money market accounts increased $60.1 million, while the rate on these accounts decreased by 43 basis points. Average growth of $101.4 million in our non-interest-bearing accounts benefited our overall cost of deposits. Deposit growth was attributable to PPP funding and organic deposit growth in low cost core deposits with existing customers as well as new relationship customers during 2020.

Net interest income, on an FTE basis, increased $0.2 million (1.6%) during the fourth quarter of 2020 over the same period in 2019 and was driven by a decrease in interest expense of approximately $0.8 million (27.1%), offset by a $0.6 million (3.9%) decrease in interest income. The net interest margin for the fourth quarter of 2020 was 3.09%, compared to 3.70% for the fourth quarter of 2019. As noted above, the participation in the PPP loan program and the reduced rate environment negatively impacted our margin during the fourth quarter. We expect to see continued margin compression during 2021 as deposit rates approach floors and loans continue to reprice to lower rates.

Comparing the fourth quarter of 2020 with the same period of 2019, the decrease in interest income was primarily due to a $0.6 million decrease in interest on investments and other interest income. Despite an increase in average balances in the loan portfolio of $168.0 million, interest and fees on loans remained stable when comparing the fourth quarter of 2020 to the fourth quarter of 2019. The reduced interest income on loans was offset by an increase in fees on loans as a result of collecting PPP loan origination fees. The increase in average balances was attributable to PPP loans of approximately $129.9 million and new loans booked late in the fourth quarter, all at lower rates. This increased activity, combined with existing loans repricing to lower rates, contributed to the decrease of 72 basis points in the rate earned on the portfolio. We continued to see pricing pressure in all markets as borrowers sought to take advantage of the reduced rate environment. Excess cash balances related to deposit growth, invested at the lower Fed funds rate, also had a negative impact on interest income. Late in the fourth quarter, as we saw stabilization in the economy and continued growth in deposits, management implemented a strategy to invest approximately $70.0 million of cash balances into the investment portfolio yielding a higher rate than the Federal Funds rate. Management believes that liquidity levels are sufficient in the current environment.

Interest expense on our interest-bearing liabilities decreased by $0.8 million during the fourth quarter of 2020 when compared with the same period of 2019, due primarily to reductions in rates on the deposit portfolio and certificates of deposit rolling over at lower rates as well as the decrease of 59 basis points in long-term borrowings as a result of the maturity of an interest rate swap and the restructuring of FHLB advances as mentioned above.

Asset Quality

The ALL was $16.5 million at December 31, 2020 compared to $12.5 million at December 31, 2019, an increase of 31.5% that resulted primarily from adjustments to qualitative factors associated with the negative trend in the economic outlook and uncertainties in credit quality directly related to COVID-19. The provision for loan losses was $5.4 million for the year ended December 31, 2020 and $1.3 million for the year ended December 31, 2019. Net charge-offs of $1.5 million were recorded for 2020, compared to net recoveries of $0.2 million for 2019. The increase in provision expense for 2020 was driven by an increase in the qualitative factors reflecting the uncertainty of the economic environment related to the COVID-19 pandemic and its impact on our borrowers. Of the $5.4 million net provision expense for the year, $5.9 million was related to COVID-19 qualitative factor adjustments and $0.8 million was related to loan growth and the change in loan mix. Provision expense was partially offset by the release of a specific allocation of $1.3 million based on a new appraisal, as a non-accrual loan moved to the OREO portfolio. The ratio of the ALL to loans outstanding, including PPP loan balances, was 1.41% at December 31, 2020 compared to 1.19% at December 31, 2019 and 1.36% at September 30, 2020. The ALL to loans outstanding, excluding PPP loan balances of $114.0 million, was 1.55% at December 31, 2020.

While the COVID-19 pandemic has had an impact on most industries, some have been more affected than others. In accordance with Section 4013 of the Coronavirus Aid, Relief, and Economic Security Act and related regulatory pronouncements, we have not accounted for modifications of loans affected by the pandemic as troubled debt restructurings (“TDRs”), nor have we designated them as past due or nonaccrual. The following table includes data on our consumer, residential mortgage and commercial loan portfolios, including a breakdown by industry, and the percentage of the portfolio that has been modified through February 12, 2021 as a result of the COVID-19 pandemic. Modifications as a percentage of the loan portfolio dropped from 1.8% at October 20, 2020 to 1.7% at February 12, 2021, with the primary impact associated with two loans in the accommodations sector and consumer residential mortgage loans.

	Total Loans at 12/31/20 (*)			COVID Modifications at 2/12/21
Industry Category	# of Loans (**)	Balance (000s)	Balance as % of Total Portfolio	# of Loans (**)	Balance (000s)	Balance as % of Category
RE/Rental/Leasing - NOO	89	$135,665	12.8%	-	$-	0.0%
RE/Rental/Leasing - OO, C&I	319	99,029	9.4%	3	2,610	2.6%
Construction - Developers	20	53,867	5.1%	-	-	0.0%
Services	220	52,370	5.0%	-	-	0.0%
Accommodations	32	50,819	4.8%	4	6,854	13.5%
RE/Rental/Leasing - Multifamily	64	35,759	3.4%	2	576	1.6%
Trade	711	34,030	3.2%	-	-	0.0%
Health Care/Social Assistance	107	31,735	3.0%	-	-	0.0%
Manufacturing	49	25,268	2.4%	-	-	0.0%
Prof/Scientific/Technical	109	22,065	2.1%	-	-	0.0%
Construction - All Other	263	20,118	1.9%	6	442	2.2%
RE/Rental/Leasing - Developers	44	20,093	1.9%	-	-	0.0%
Transportation/Warehousing	115	18,502	1.7%	1	15	0.1%
Public Administration	36	12,773	1.2%	-	-	0.0%
Food Service	47	11,456	1.1%	1	197	1.7%
Entertainment/Recreation	24	7,870	0.7%	2	4,884	62.1%
Agriculture	53	4,456	0.4%	-	-	0.0%
Energy	12	1,620	0.2%	-	-	0.0%
Total Commercial	2,314	637,494	60.3%	19	15,576	2.4%
Total Residential Mortgage	2,073	317,895	30.1%	7	1,976	0.6%
Total Consumer	6,522	101,980	9.6%	13	438	0.4%
Total Loans	10,918	$1,057,367	100.0%	39	$17,990	1.7%

(*) Excluding 884 PPP Loans totaling $113,991 million

(**) Including active loans / lines with no outstanding balance

As indicated above, loans in active modification status declined slightly during the fourth quarter of 2020 as most commercial and consumer borrowers had returned to a more normal operating environment. We continue to work closely with these borrowers and monitor their recovery from the pandemic.

The ratio of net charge-offs to average loans for the quarter ended December 31, 2020 was an annualized 0.13%, compared to net recoveries to average loans of 0.02% for the quarter ended December 31, 2019. Details of the ratio, by loan type are shown below. The increase in net charge offs in the A&D portfolio is related to the $1.1 million charge off of a formerly allocated specific allowance on an adversely classified non-accrual participation loan during the third quarter of 2020. This loan was subsequently purchased by the lending group at foreclosure and moved to the OREO portfolio. The project is now being aggressively marketed. Our special assets team continues to effectively collect on charged-off loans, resulting in ongoing overall low charge-off ratios.

Ratio of Net (Charge Offs)/Recoveries to Average Loans
	12/31/2020	12/31/2019
Loan Type	(Charge Off) / Recovery	(Charge Off) / Recovery
Commercial Real Estate	0.02%	0.03%
Acquisition & Development	(0.97%)	0.12%
Commercial & Industrial	(0.04%)	(0.04%)
Residential Mortgage	(0.03%)	0.03%
Consumer	(0.48%)	(0.49%)
Total Net (Charge Offs)/Recoveries	(0.13%)	0.02%

Non-accrual loans totaled $3.3 million at December 31, 2020 compared to $10.8 million at December 31, 2019. The decrease in non-accrual balances at December 31, 2020 was primarily due to the movement of the $8.0 million A&D participation loan to OREO as described previously.  In February 2021, a parcel was sold within the development which reduced the OREO balance by $2.2 million.

Non-accrual loans that have been subject to partial charge-offs totaled $0.4 million at December 31, 2020 and $0.2 million December 31, 2019.  Loans secured by 1-4 family residential real estate properties in the process of foreclosure were $0.4 million and $0.1 million at December 31, 2020 and December 31, 2019, respectively.  Foreclosure and repossession activities have been temporarily suspended as a result of COVID-19, except as noted above on the A&D participation loan.  As a percentage of the loan portfolio, accruing loans past due 30 days or more decreased to 0.20%, including PPP loans, or 0.22% excluding PPP loans, compared to 0.67% at December 31, 2019.

Non-Interest Income and Non-Interest Expense

Other operating income, including gains, increased $1.8 million for the year ended December 31, 2020 when compared with the same period in 2019. The increase was primarily attributable to the $2.5 million increase in net gains primarily due to the increase in mortgage origination in 2020 and the sale of those loans to the secondary market. Additionally, as prepayment speeds on investments held for sale were elevated due to the low-rate environment and the investments were prepaying at par, we made the decision to capture gains through the sale of these investments. The increased gains were offset by a $1.0 million decline in BOLI income due to the receipt of $1.1 million in death benefits in the third quarter of 2019. Service charge income, primarily NSF income, decreased as the consumer and business overdraft activity decreased in the year of 2020 due to reduced consumer spending and increased cash balances resulting from the receipt of government stimulus payments and PPP funding. Trust and brokerage income increased $0.4 million year-over-year although it was negatively affected by market volatility early in the year as trustee fees are directly related to the value of assets under management. Debit card income increased $0.2 million for the year ended December 31, 2020 when compared with the same period of 2019 despite reduced consumer spending. Debit card income continues to increase as we grow our deposit relationships and our customers increase use of our electronic services.

Other operating expenses decreased $2.0 million for the year ended December 31, 2020 when compared with the same period of 2019. Salaries and benefits decreased $3.6 million, primarily due to the $2.5 million salary expense offset related to loan originations, primarily PPP loans, as well as the reduced headcount resulting from the voluntary separation program implemented in the fourth quarter of 2019 and reduced life and health insurance costs. These reductions offset the annual merit increases awarded to our associates in April 2020, Financial First Responder bonuses paid and increased incentives for mortgage production. Federal Deposit Insurance Corporation premiums increased slightly due to credits received on quarterly assessments in 2019. Equipment, occupancy and technology expenses remained stable when compared with 2019 as we began to realize cost savings from our core processor related to a new contract negotiated in 2020. Professional services increased $2.1 million as a result of increased legal and professional expenses due to costs related to the 2020 proxy contest and related litigation. Investor relations expenses increased $1.0 million, also related to the 2020 proxy contest. OREO expenses decreased $1.5 million as compared with 2019 as we experienced lower valuation allowance write-downs related to updated appraisals. Increased marketing, consulting, miscellaneous expenses, dues and licenses, fraud expenses, miscellaneous loan fees and Visa processing fees, were offset by reductions in schools and seminars, contributions, personnel related expenses, printed and office supplies, travel and lodging, mileage, contract labor, business related meals and other employee benefits expenses, most of which were related to limited operations as a result of the pandemic and management’s continued focus on cost savings and efficiencies.

Other operating income for the fourth quarter of 2020 increased by approximately $0.4 million when compared with the same period of 2019. Service charge income remained relatively stable during the fourth quarter of 2020 when compared with the fourth quarter of 2019. Trust and brokerage income increased $0.3 million due to increased production and market values on assets under management. Net gains increased $0.7 million when comparing the fourth quarter of 2020 to the fourth quarter of 2019. Higher levels of gains of approximately $0.8 million on the sale of mortgage loans to the secondary market, related to the high volume of refinancing activity at historically low rates, continued during the fourth quarter of 2020.

Other operating expenses decreased by $1.3 million when comparing the fourth quarter of 2020 to the fourth quarter of 2019. This decrease was driven by the decrease in salaries and benefits related to reduced headcount, reduced health insurance costs and the offset of salary expense associated with loan originations, primarily PPP loans. Occupancy, equipment and technology services also declined during the fourth quarter of 2020 when compared with the fourth quarter of 2019 as we began to see reduced costs associated with our core processor due to contract negotiations during 2020. We expect to see continued savings over the next five years as a result of this negotiation. Other miscellaneous expenses, such as contributions, consulting, Visa processing fees, office supplies, travel and lodging, schools and seminars, mileage and business-related meals declined. Most of the expense reductions are related to limited operations as a result of the pandemic and management’s continued focus on cost savings and efficiencies. The decreases were offset by increases in marketing, accounting fees, membership dues, legal and professional and debit card expenses.

The effective income tax rate as a percentage of income for the 12-month periods ended December 31, 2020 and 2019 was 22.3% and 20.3%, respectively. The increase in the tax rate was primarily due to the reduction in tax exempt income related to reduced BOLI income.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and two statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company; First OREO Trust, a Maryland statutory trust that holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure; and FUBT OREO I, LLC, a Maryland company that likewise holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled "Risk Factors," including among many others the risk factor set forth in First United’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2019 entitled, “The outbreak of the recent coronavirus (‘COVID-19’), or an outbreak of another highly infectious or contagious disease, could adversely affect the Corporation’s business, financial condition and results of operations.” and any updates thereto that might be contained in subsequent reports filed by First United.  The risks and uncertainties associated with the COVID-19 pandemic and its impact on First United will depend on, among other things, the length of time that the pandemic continues; the duration of the potential imposition of further restrictions on travel in the future; the effect of the pandemic on the global, national, and local economies and on the businesses of our borrowers and their ability to make payments on their obligations; the remedial actions and stimulus measures adopted by federal, state, and local governments; and the inability of employees to work due to illness, quarantine, or government mandates.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

	Three Months Ended					Twelve Months Ended
	December 31,	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands, except per share data)	2020	2019	2020	2020	2020	2020	2019
Results of Operations:
Interest income	$14,228	$14,837	$14,253	$15,104	$14,616	$58,201	$57,920
Interest expense	2,127	2,915	2,351	2,448	2,729	9,655	11,529
Net interest income	12,101	11,922	11,902	12,656	11,887	48,546	46,391
Provision for loan losses	420	651	160	2,167	2,654	5,401	1,320
Other operating income	4,378	3,906	3,978	3,425	4,008	15,789	16,449
Net gains	777	149	1,176	794	41	2,788	334
Other operating expense	10,395	11,712	10,540	11,427	11,005	43,367	45,389
Income before taxes	$6,441	$3,614	$6,356	$3,281	$2,277	$18,355	$16,465
Income tax expense	1,469	731	1,396	711	522	4,098	3,358
Net income	$4,972	$2,883	$4,960	$2,570	$1,755	$14,257	$13,129

Per share data:
Basic/ Diluted Net Income	$0.72	$0.41	$0.70	$0.37	$0.25
Dividends declared per share	$0.13	$0.13	$0.13	$0.13	$0.13
Book value	$18.83	$17.71	$18.63	$17.82	$17.01
Tangible book value per share	$17.26	$16.17	$17.06	$16.25	$15.43

Closing market value	$15.50	$24.09	$11.71	$13.34	$14.29
Market Range:
High	$17.51	$24.80	$13.88	$15.95	$24.99
Low	$11.51	$21.82	$10.74	$11.00	$11.09

Shares outstanding at period end: Basic	6,992,911	7,110,022	6,988,998	6,983,523	6,966,898
Shares outstanding at period end: Diluted	6,997,981	6,994,068	6,994,068	6,988,593	6,991,902

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	0.88%	0.93%	0.79%	0.57%	0.49%
Return on average shareholders' equity	11.21%	10.44%	9.87%	6.97%	5.62%
Net interest margin (Non-GAAP), includes tax exempt income of $239, $219, $227, $226 and $223	3.09%	3.70%	3.43%	3.61%	3.69%
Net interest margin GAAP	3.03%	3.63%	3.37%	3.53%	3.63%
Efficiency ratio	63.47%	69.04%	64.99%	70.26%	68.29%

		December 31,	December 31,
		2020	2019
Financial Condition at period end:
Assets		$1,734,030	$1,442,027
Earning assets		$1,473,733	$1,283,284
Gross loans		$1,167,812	$1,050,369
Commercial Real Estate		$369,176	$335,504
Acquisition and Development		$116,961	$117,890
Commercial and Industrial		$266,745	$122,352
Residential Mortgage		$379,170	$438,424
Consumer		$35,760	$36,199
Investment securities		$295,148	$225,284
Total deposits		$1,422,366	$1,142,031
Noninterest bearing		$420,427	$294,649
Interest bearing		$1,001,939	$847,382
Shareholders' equity		$131,693	$125,940

Capital ratios:

Tier 1 to risk weighted assets		14.86%	15.17%
Common Equity Tier 1 to risk weighted assets		12.64%	12.79%
Tier 1 Leverage		10.39%	11.77%
Total risk based capital		16.11%	16.29%

Asset quality:

Net charge-offs for the quarter		$(123)	$(85)
Nonperforming assets: (Period End)
Nonaccrual loans		$3,339	$10,849
Loans 90 days past due and accruing		724	725
Total nonperforming loans and 90 day past due		$4,063	$11,574

Restructured loans		$3,958	$4,166
Other real estate owned		$9,386	$4,127

Allowance for loan losses to gross loans		1.41%	1.19%
Allowance for loan losses to gross loans, excluding PPP loans		1.55%	-
Nonperforming and 90 day past due loans to total loans		0.35%	1.10%
Nonperforming loans and 90 day past due loans to total assets		0.23%	0.80%